SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT

                         Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934


                Date of Report (Date of earliest event reported):

                                  July 20, 1999



                                 AGRITOPE, INC.
             (Exact name of registrant as specified in its charter)


                                    Delaware
                 (State or other jurisdiction of incorporation)

                              (Commission File No.)
                                    000-23531


                                   93-0820945
                        (IRS Employer Identification No.)




                 16160 SW Upper Boones Ferry Road
                        Portland, Oregon                     97224
               (Address of principal executive offices)   (Zip Code)



               Registrant's telephone number, including area code:

                                 (503) 670-7702

Item 5.        Other Events

               On July 20, 1999, Agritope, Inc. ("Agritope") and Rhone-Poulenc Agro, a division of Rhone-Poulenc, S.A., announced their formation of Agrinomics LLC ("Agrinomics"). Agrinomics has begun a research, development and commercialization program in the field of agricultural functional genomics. Agritope and Rhone-Poulenc Agro each own a 50% interest in Agrinomics.

               Agrinomics intends to identify, develop and commercialize novel genes which may be discovered under a gene discovery program involving genetically modified plant seed. Rhone-Poulenc Agro will make capital contributions to Agrinomics in cash totaling $20 million over a five-year period, $5 million of which it has already contributed. Rhone-Poulenc Agro will also provide Agrinomics access to high technology equipment and support and perform research work for it. Agritope will contribute to Agrinomics gene discovery technology, genetically modified seed, technical expertise and research work.

               For further  information with respect to Agrinomics,  see Exhibit
99.1 filed herewith.


Item 7.        Financial Statements and Exhibits

(c)   Exhibits

               99.1 Press Release dated July 20, 1999, announcing the formation by Agritope, Inc. and Rhone-Poulenc, S.A. of Agrinomics LLC, an agricultural functional genomics company.


                                   SIGNATURES

               Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                     Agritope, Inc.


Date: July 22, 1999.                 By: /s/ Gilbert N. Miller
                                        ----------------------------
                                        Gilbert N. Miller
                                        Executive Vice President and
                                        Chief Financial Officer

                                  EXHIBIT INDEX


99.1 Press release dated July 20, 1999, announcing the formation by Agritope, Inc. and Rhone-Poulenc, S.A. of Agrinomics LLC, an agricultural functional genomics company.

                              FOR IMMEDIATE RELEASE

        Agritope and Rhone-Poulenc Establish Functional Genomics Company

     PORTLAND, OREGON (USA) AND LYON, FRANCE JULY 20, 1999: Agritope, Inc. (Nasdaq: AGTO) and Rhone-Poulenc Agro, a division of Rhone-Poulenc, S.A. (NYSE:
RP) today announced that they have formed Agrinomics LLC which has begun a research, development and commercialization program in the field of agricultural functional genomics. Agritope owns a 50% interest in Agrinomics and Rhone-Poulenc Agro owns the remaining 50% interest.

     Agrinomics will identify, develop and commercialize novel genes expected to be discovered under a gene discovery program called the ACTTAG(TM) Gene Discovery Program. The ACTTAG program utilizes activation tagging, a technique that enables researchers to rapidly discover genes and the traits they confer. Agrinomics and its academic collaborators at The Salk Institute of San Diego, California (USA) and the University of Edinburgh, Scotland will each generate genetically modified seeds that will be screened by Agrinomics for a wide variety of traits such as disease resistance, insect resistance, new morphologies, abiotic stress tolerance, improved flowering characteristics, herbicide targets, herbicide tolerance and improved nutritional qualities.

     Rhone-Poulenc Agro will make capital contributions, in cash, totaling $20 million over a five-year period. A $5 million contribution to support the first year of operations has already been made. Agritope will contribute the ACTTAG technology, a collection of seed generated using the ACTTAG techniques and expertise in molecular and cell biology. In addition, Agritope will perform research work at its Oregon research facility, greenhouses and farm. Rhone-Poulenc Agro will also provide high-throughput screening, robotics, microarray and bioinformatics technologies and support, and perform research work at its Research Triangle Park research facility.

     Through its fully integrated functional genomics program, Agrinomics intends to develop a network of research and commercial alliances with a broad range of interests including food and beverages, feed grains, fiber crops and forestry. Alliance participants would provide funding for specific projects. Participants would receive rights to technology in their field of interest as well as access to technology developed within the Agrinomics network.

     "THE FORMATION OF AGRINOMICS REPRESENTS A POWERFUL COMBINATION OF COMPLEMENTARY RESOURCES AVAILABLE AT AGRITOPE, RHONE-POULENC AND OUR ACADEMIC PARTNERS, THE SALK INSTITUTE AND UNIVERSITY OF EDINBURGH," said Adolph J. Ferro, president and chief executive officer of Agritope. "AS A LEADING GLOBAL LIFE SCIENCES COMPANY, RHONE-POULENC IS AN IDEAL STRATEGIC PARTNER FOR AGRITOPE."

     "AGRINOMICS IS AN IMPORTANT ADDITION TO OUR PRESENT PLANT GENOMICS INITIATIVES," said Alain Godard, chairman of Rhone-Poulenc Agro. "THE ACTTAG TECHNOLOGY IS A POWERFUL TECHNIQUE THAT WE EXPECT TO LEAD TO THE DISCOVERY OF MANY PLANT GENES WHICH, IN TURN, WILL ALLOW US TO DEVELOP SIGNIFICANT NEW CROP PRODUCTS."

     Agritope, Inc. is an Oregon-based agricultural biotechnology company that develops improved plant products and provides technology to the agricultural industry.

     Rhone-Poulenc Agro, based in Lyon, France, researches, develops and markets a full range of crop protection products and innovative solutions aimed at improving agricultural production worldwide. Rhone-Poulenc, S.A. is a leading life sciences company, growing through innovations in human, plant and animal health and through its specialty chemicals subsidiary Rhodia. With sales in 1998 of FF86.8 billion (US $14.7 billion; 13.232 billion Euros), the company employs 65,000 people in 160 countries worldwide.

                    FOR FURTHER INFORMATION, PLEASE CONTACT:
      MATT KRAMER OF AGRITOPE IN PORTLAND, OREGON (USA). AT (503) 670-7702, GEORGES SANTINI OF RHONE-POULENC AGRO IN LYON, FRANCE AT 33 (0) 472.85.25.50 OR
 RICK ROUNTREE OF RHONE-POULENC AG COMPANY IN RESEARCH TRIANGLE PARK, N.C. (USA)
                               AT (919) 549-2310.